NEWS RELEASE

Christopher Swift Elected Chairman Of The Hartford’s Board Of Directors

Hartford, Conn., Jan. 5, 2015 — The Hartford’s board of directors has elected Chief Executive Officer Christopher J. Swift, 53, chairman of the board effective Jan. 5, 2015. Swift succeeds Liam E. McGee, who stepped down as CEO of The Hartford in July 2014, and who is resigning from the board effective Jan. 5, 2015.

“Over the past six months, The Hartford has executed a seamless and highly successful leadership transition,” said Thomas A. Renyi, independent presiding director for The Hartford. “The company has made tremendous progress advancing its strategy and we look forward to Chris’ leadership as both CEO and chairman. We believe this is the optimal governance structure for the organization to continue to deliver against its business strategy and create value for shareholders. On behalf of the board of directors and everyone at The Hartford, I would like to thank Liam for his leadership and turnaround of this iconic insurer.”

“It has been an honor and a privilege to lead The Hartford through a successful strategic transformation and seamless leadership transition,” said McGee. “I am proud of what the team has accomplished together and I am confident that now is the right time for Chris to assume this broader leadership role. I look forward to the company’s continued achievements.”

Swift has been CEO of The Hartford since July 2014. He joined the company in 2010 as executive vice president and chief financial officer. Previously he held various senior leadership and finance roles at American International Group (AIG) and began his career in public accounting at KPMG LLP focused on financial services and was eventually appointed head of the Global Insurance Industry Practice. Swift earned a bachelor’s degree in accounting from Marquette University and is a CPA. He serves on the Dean’s Advisory Board at the Villanova School of Business and is a member of the International Insurance Society. Swift also serves as chairman of the board of the American Insurance Association and is a member of the Business Roundtable and The Financial Services Roundtable.

About The Hartford

With more than 200 years of expertise, The Hartford (NYSE: HIG) is a leader in property and casualty insurance, group benefits and mutual funds. The company is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at www.thehartford.com. Join us on Facebook at www.facebook.com/TheHartford. Follow us on Twitter at www.twitter.com/TheHartford.

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Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our 2013 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

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Media Contact:	Investor Contact:
Shannon Lapierre 860-547-5624 Shannon.lapierre@thehartford.com	Sabra Purtill 860-547-8691 sabra.purtill@thehartford.com